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                                                                    EXHIBIT 99.2


                        SUNSET FINANCIAL RESOURCES, INC.

                         COMPENSATION COMMITTEE CHARTER

                           (ADOPTED DECEMBER 5, 2003)

PURPOSE

The primary functions of the Compensation Committee (the "Committee") of Sunset Financial Resources, Inc. (the "Company") are to establish the compensation of executive officers and administer management incentive compensation plans. The Committee also will review the development progress of key members of management.

ORGANIZATION

This Charter governs the operations of the Committee. The Committee shall annually review and reassess the adequacy of this Charter and recommend any proposed changes of the Charter to the Board of Directors (the "Board") for approval. The Board will appoint Committee members and the Chairman of the Committee (the "Chairman") annually. The Board may remove Committee members at any time, with or without cause, by a majority vote. The Board will fill any vacancy on the Committee. The Committee shall be comprised of at least three directors, each of whom is independent as determined in accordance with the listing standards of the New York Stock Exchange ("NYSE") and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her judgment as a member of the Committee. Each member will also be: (i) a "non-employee director" for purposes of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, and (ii) an "outside director" for purposes of the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee shall maintain minutes of its meetings and report to the Board.

MEETINGS

The Committee will hold regular meetings as may be necessary and such special meetings as may be called by the Chairman. A majority of the Committee members will constitute a quorum for the transaction of business and an act of a majority of the members present at any meeting at which there is a quorum shall be the act of the Committee. All meetings may be held telephonically.

The Committee has the authority to delegate any of its responsibilities to subcommittees, comprised solely of Committee members, as the Committee may deem appropriate in its sole discretion.

RESPONSIBILITIES AND DUTIES

To fulfill its responsibilities and duties, the Compensation Committee will:



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1. Review and approve corporate goals and objectives relevant to the Chief
Executive Officer's (the "CEO") compensation on at least an annual basis, evaluate the CEO's performance in light of those goals and objectives and determine the CEO's compensation level based on this evaluation. In determining the long-term incentive component of the CEO's compensation, the Committee will consider the Company's performance and relative stockholder return, the value of similar incentive awards to CEOs at comparable companies, the awards given to the Company's CEO in past years and the Committee's assessment of the CEO's current and expected contribution to the Company's success.

2. Approve the compensation of the Company's Chairman of the Board, CEO, President, Chief Financial Officer and Chief Operating Officer (collectively, the "Executive Officers").

3. Make recommendations to the Board regarding compensation arrangements for directors.

4. Recommend to the Board the creation of any compensation or employee benefit plan or program for employees, officers or directors of the Company.

5. With respect to the Executive Officers, approve establishment and modification of executive compensation and benefit programs, such as salary ranges, deferred compensation, employment agreements and severance arrangements.

6. Approve awards under any restricted share, option and deferred compensation plans for the officers of the Company that are reporting persons for purposes of
Section 16(a) of the Securities Exchange Act of 1934, as amended.

7. Administer the restricted share, option and deferred compensation plans and otherwise perform all duties delegated to the Committee by the Board or pursuant to such plans.

8. Have the sole authority to retain and terminate any compensation consultant engaged to assist in the evaluation of director or Executive Officer compensation, and the sole authority to approve such firm's fees and other retention terms.

9. Produce the annual committee report on executive compensation for inclusion in the Company's proxy statement.

10. Report regularly to the Board any issues that arise with respect to the Committee's responsibilities.

11. Perform any other activities consistent with this Charter, the Company's Bylaws and governing law, as the Committee or the Board deems necessary or appropriate.

12. Conduct an annual performance evaluation of the Committee's effectiveness.



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